Exhibit 10.22
Performance Share Award

DATE:    February __, 2013
TO:    ______________

Here are the details for your performance share award:

Your target performance share award at the 100% level -	___ shares of Dover Common Stock
The base year -	2013
The performance period is the three-year period -	2013-2015

The actual number of shares distributed to you will be based on the level of total shareholder return (“TSR”) of Dover as set forth in the TSR Definition for the performance period relative to the TSRs of a selected peer group of companies, which performance levels and peer group are set forth in the Performance Share Payout Table.

Your performance share award is subject to all the terms and provisions of the Dover Corporation 2012 Equity and Cash Incentive Plan ("Plan"), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on www.dovercorporation.com/investorinformation.asp in the SEC Filings, Proxy Filing on March 19, 2012 Appendix A.

In addition, your award is subject to the following:

1.
Within two and one-half months following the end of the performance period, Dover will distribute to you the shares of Dover Common Stock in payment of your performance share award if Dover has reached certain levels of TSR in comparison to the TSRs of the companies in its peer group as set forth in the Performance Share Payout Table, and the other conditions of your award are satisfied.

2.
As a condition of receiving your Performance Share Award, you agree to be bound by the terms and conditions of the Dover Corporation Anti-hedging and Anti-pledging Policy and by any Clawback Policy to be adopted by Dover, as such policies may be in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy, and any Clawback Policy to be adopted by Dover, by contacting the Benefits Department at 630-541-1540.

3.	Your award is not transferable by you other than by will or the laws of descent and distribution.

4.	Dover and your employer reserve the right to amend, modify, or terminate the Plan at any time in their discretion without notice.

I hereby acknowledge and agree that I have reviewed the Plan and this agreement and agree to the terms and conditions set forth herein and therein.

This award agreement shall only become effective upon receipt by Dover of your signed copy of this agreement.

Employee	«Name»
«Title»

Date

DATE:    February __, 2013
TO:    ______________

Performance Share Payout Table

Peer Group Companies:

Subject to change, the following companies constitute Dover's peer group of companies. This group may change due to mergers, acquisitions, bankruptcies, changes in business of other reasons deemed appropriate by the Compensation Committee.

3M Company, Actuant Corporation, Ametek, Inc., Amphenol Corporation, Cameron International Corporation, Carlisle Companies Inc., Corning Inc., Crane Co., Danaher Corporation, Eaton Corporation plc, Emerson Electric Co., Flowserve Corporation, FMC Technologies, Inc., Gardner Denver Inc., Honeywell International, Inc., Hubbell Incorporated, IDEX Corporation, Illinois Tool Works Inc., Ingersoll-Rand plc, Lennox International Inc., Nordson Corporation, Pall Corporation, Parker-Hannifin Corporation, Pentair, Ltd., Precision Castparts Corp., Regal-Beloit Corporation, Rockwell Automation, Inc., Roper Industries Inc., Snap-On Inc., SPX Corporation, Teledyne Technologies Inc., Textron, Inc., Thomas & Betts Corporation, The Timken Company, Tyco International Ltd., United Technologies Corporation, Vishay Intertechnology Inc. and Weatherford International Ltd.

Payout Formula:

Dover 3-year TSR Performance Relative to TSR of Peer Group Companies	Payout Level	Payout Percentage of Target Grant
> 75th Percentile	Maximum	200%
50th Percentile	Target	100%
35th Percentile	Threshold	50%
< 35th Percentile	Below Threshold	—%

The formula will be applied on a sliding scale between the “Threshold” and “Maximum” payout levels, based on Dover's 3-year TSR relative to the TSR of the peer group companies for the performance period.

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TSR Definition

TSR = (change in stock price plus dividends) / (initial value)

Change in stock price is the difference in the closing price of a share of such company's common equity securities on the last trading day of the base year and the closing price of a share of such company's common equity securities on the last trading day of the last year of the performance period.

Dividends equals dividends per share of such company's common equity securities paid during the performance period.

The initial value is the closing price of a share of such company's common equity securities on the last trading day of the base year.

If a peer group company has more than one class of common equity securities, TSR for that company will be based on its class of publicly traded common equity securities that has the highest aggregate market value of outstanding shares held by non-affiliates, as set forth in the company's most recent annual report.